Exhibit 10.1

BEST ENERGY SERVICES PROVIDES MID-YEAR UPDATE FOR SHAREHOLDERS AND INVESTORS AND COMMENTS ON OUTLOOK FOR BALANCE OF 2010 AND POSSBLE IMPACTS ON BUSINESS FROM GULF OF MEXICO BLOWOUT


June 8, 2010: Houston, Texas and Liberal, Kansas   Best Energy Services, Inc.
(OTCBB: BEYS) in an open letter to its shareholders and the investment community discussed its operations; recent trends and initiatives; and provided its outlook for the balance of the year.

The letter follows:

To Our Shareholders and Friends in the Investment Community:

Now halfway through 2010, I'm pleased to report meaningful progress in our operations and, based on recent trends, an improving outlook for the balance of 2010. I will discuss these matters in several parts:

     -    Recent trends in revenues and rig activity;
     -    Working capital;
     -    Outlook for activity over the balance of 2010 from our basic
          Hugoton Basin marketing activities;
     - Progress on Hugoton Basin Financing Partners and a possible expansion into the Eagle Ford Shale play in South Texas;
     -    Upcoming Shareholder meeting;
     -    Preliminary ideas for later this year for the Series A Preferred; and
     -    Possible impacts on our business from the Gulf of Mexico oil spill.

RECENT TRENDS IN REVENUES AND RIG ACTIVITY:

In the first quarter of 2010 we reported revenues of $1,357,000 for the period and positive cash EBITDA of $170,000. As we mentioned on our May 18 conference call with the shareholders, those results were notable in that revenues and rig activity had grown steadily on a month-to-month basis during the quarter.

As noted in the graph below, rig activity has continued to move up during the month of May.

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               BEST ENERGY SERVICES, INC. AVERAGE RIG COUNTS 2010







                    [Chart Include in Attached PDF Document]







As a consequence, and as shown in the Chart below, our revenues have continued the positive trend as well, and with an average rig count of 14.5 rigs in the month of May were $660,000 for the month, $7.95 million annualized. Thus far in June, we are running between 15-17 rigs on any one day. These results stand in sharp contrast to our second quarter 2009 revenues of $840,000 or an annualized $3,360,000.

Our gross margins remain in excess of 55%.

              BEST ENERGY SERVICES, INC. BEST WELL SERVICE REVENUE







                    [Chart Include in Attached PDF Document]







WORKING CAPITAL:

As noted on our May 18 conference call, Best's working capital remains tight. These favorable trends discussed above are now allowing us to begin to work-down our payables in an orderly fashion. Assisting this effort has been senior lender, PNC Credit, which granted us a $75,000 reduction in our monthly amortization for both the month of May and the month of June. We deeply appreciate all of PNC's efforts and their continued belief in our business model, as well as the understanding of our vendors in the field with whom Best Well Service has enjoyed strong relations for well over a decade.

HUGOTON BASIN BASE CASE ACTIVITY:

Based on our ongoing discussions with certain key customers, while there are no guarantees, we are cautiously optimistic that there will be a continued upward migration in our rig count, and accordingly revenues, over the balance of the year. In addition, Best is participating in a sealed bid process with another customer on a two year contract that, if awarded to Best, could add a further 2-5 rigs. Best favors the sealed bid process and was successful in November of last year with another company on a similar sealed-bid contract, which currently deploys 5-6 rigs. Such contracts point heavily to the bidder's safety record. Best's safety record is exceptional with 547 days logged continuously without an hour lost to a safety incident. The sealed-bid process also favors our value-pricing model. If these trends continue, and we are successful in obtaining these bids, Best's active rig count may surpass 20 rigs within the next 60 days. Let me caution that with the many uncertainties that exist in our business and the highly competitive nature of the sealed bid process, there are no assurances we will be successful in achieving a 20-25 rig count.

HBFP AND EAGLE FORD SHALE GOALS:

We have held numerous meetings with our customers on the HBFP initiative and have met with a favorable reception from all those we have contacted. We are advancing discussions with several customers we believe could be excellent candidates for the product. Our goal is to have moved discussions with those customers to documentation stage within the next 45 days.

On our possible move into the Eagle Ford, we have met with three of the five companies we are targeting for work. Our goal is to have completed our discussions with all parties and arrive at a base case for number of rigs and specific locations within the next thirty to sixty days.

We are working on several strategic approaches to possibly add new equipment, if we prove successful on either or both of these initiatives.

ANNUAL SHAREHOLDER MEETING:

We will be submitting a preliminary 14A Proxy statement to the SEC for review within the next several weeks, and anticipate a shareholder meeting will be held within the next ninety days. The two key items on that agenda will be a vote on the existing Board of Directors and an increase in our authorized share count. Consequent to the last equity raise and its potential warrant dilution we have now reached our maximum share count. We believe the possible exercise of options in the months to come may reduce such potential dilution, but also believe it is prudent for the company to have flexibility in its cap structure. All of management and the Board are extremely focused on share dilution, as it is our strong conviction that building shareholder values on a per share basis is always the paramount goal.

SERIES A PREFERRED:

Dependent on our continued financial performance and market conditions in general, Best is evaluating a possible exchange offer for the Series A Preferred, which, if made, would be at a discount to the face value of the Preferred. We believe the common shareholders would benefit greatly by Best's retiring that Preferred on attractive terms so that more residual financial value would accrete through to the common shareholders.

GULF OF MEXICO IMPACT ON BEST:

The environmental devastation of the Gulf of Mexico and its economic and regulatory aftermath are likely to have a meaningful impact on Best's operating environment on at least three fronts:

First, in tandem with offshore safety standards, onshore safety standards are likely to be further tightened either through new Federal initiatives and/or State regulatory measures. We support strong safety standards for our industry. Indeed, Best is exceptionally proud of its safety record, which ranks among the highest in our space and is already recognized industry safety sites as such by IS Net World and PEC Premier Safe Land programs. Our strict in-house HSE programs allow us to proceed with work for customers that demand such efforts, while many of our smaller competitors are forced to work for those who do not demand such standards. Federal/State mandated changes may further advantage Best as those who have not or cannot maintain in-house HSE programs are forced to shut down.

Second, the supply of natural gas from the Gulf will likely diminish over the next six months. Deep water and geo-pressured reservoirs will be the two most conspicuous targets for permit denials. Shallower water drilling may also see a slow down as permits are delayed pending new HSE standards. Approximately 35% of our nation's natural gas supply is from the Gulf of Mexico, and much of that from highly porous and permeable reservoirs that while initially prolific, may decline at 35%+ per annum. In the face of such imbedded decline rates, delays in permitting additional development wells may also have a material impact on the supply demand equation. Higher natural gas prices in our gas-prone Hugoton Basin operating area would likely propel additional activity.

Third, capital flows may begin to bias towards the onshore as investment opportunities offshore become more problematic in the emerging regulatory regime. Deploying advanced fracing and completion techniques in conventional basins such as the Hugoton, as well as various source rock plays such as the Eagle Ford and others should stimulate onshore activity over the intermediate to longer term. Capital flows into the Hugoton Basin would be a further benefit to our activity.

In my own 35 years in the energy industry, I have often seen events as dramatic as the Gulf spill characteristically lead to an overreaction by regulators. This will likely be no exception. As a consequence, the precise timing, breadth and magnitude of the three drivers enumerated above- government mandated safety standards, natural gas supply and capital flows are not possible to fully quantify. Important for now is to recognize the trends and how they may impact Best's operating and growth strategies over the coming months and years.

We hope this update is useful to you. We will also be updating our website over the next month to better reflect our current operations and growth model.

We always welcome your calls and questions.

Sincerely yours;


Mark Harrington
Chairman and CEO

ABOUT BEST ENERGY SERVICES, INC.
Headquartered in Houston, Texas, Best Energy Services, Inc. is a leading well service/workover provider in the Hugoton Basin. For more information, please visit www.BEYSinc.com.
       ---------------


Certain statements contained in this press release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective Company's Securities and Exchange Commission filings, that may cause actual results to materially differ from projections. Although the Company believes that its expectations are reasonable assumptions within the bounds of its knowledge of its businesses, expectations, representations and operations, there can be no assurance that actual results will not differ materially from their expectations. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the Company's ability to execute properly its business model, to raise additional capital to implement its continuing business model, the ability to attract and retain personnel - including highly qualified executives, management and operational personnel, ability to negotiate favorable current debt and future capital raises, and the inherent risk associated with a diversified business to achieve and maintain positive cash flow and net profitability. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will, in fact, occur.





                      FOR MORE INFORMATION, PLEASE CONTACT
                                MR. DENNIS IRWIN
                           BEST ENERGY SERVICES, INC.
                             5433 WESTHEIMER AVENUE
                                   SUITE 825
                              HOUSTON, TEXAS 77056
                                  713-933-2600